Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 4,000,000 shares of common stock pertaining to the Tyler Technologies, Inc. 2010 Stock Option Plan, as amended, of our reports dated February 18, 2015, with respect to the financial statements of Tyler Technologies, Inc., and the effectiveness of internal control over financial reporting of Tyler Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas

July 31, 2015